FOR IMMEDIATE RELEASE

Company Contact:

Beth Pilch
Borland Software Corporation
512-340-1364
beth.pilch@borland.com

Borland Announces Stockholder Approval
of Micro Focus Merger Agreement

AUSTIN, Texas – July 22, 2009 – Borland Software Corporation (NASDAQ: BORL, www.borland.com), the global leader in Open Application Lifecycle Management (ALM), today announced that at a special meeting of stockholders held on July 22, 2009, its stockholders adopted the agreement and plan of merger entered into with Micro Focus International plc, Micro Focus (US), Inc. and Bentley Merger Sub, Inc. on May 5, 2009, as amended, under which Micro Focus will acquire the Borland common stock for $1.50 per share in cash. Approximately 65% of the shares of Borland common stock outstanding as of the record date for the meeting voted to adopt the agreement and, of the shares that voted, approximately 99% voted in favor of the merger proposal. Erik Prusch, CEO of Borland, stated “Today’s affirmative vote marks the culmination of hard work and progress from our employees, Board and management team. Borland looks forward to a new chapter as part of Micro Focus.”

Micro Focus has scheduled its stockholder meeting for Friday, July 24, 2009. Assuming the Micro Focus stockholders approve the merger and other conditions to closing are met, we expect the acquisition to close early next week.

About Borland
Founded in 1983, Borland (NASDAQ: BORL) is the leading vendor of Open Application Lifecycle Management (ALM) solutions – open to customers’ processes, tools and platforms – providing the flexibility to manage, measure and improve the software delivery process. To learn more about maximizing the business value of software, visit http://www.borland.com.

Safe Harbor Statement
This release contains “forward-looking statements” as defined under the U.S. Federal Securities Laws, including the Private Securities Litigation Reform Act of 1995 and is subject to the safe harbors created by such laws. Forward-looking statements may relate to, but are not limited to, the acquisition of Borland by Micro Focus. Such forward-looking statements are based on current expectations that involve a number of uncertainties and risks that may cause actual events or results to differ materially. Factors that could cause actual events or results to differ materially include, among others, the failure of any condition to closing to be met. Risks may be detailed from time to time in Borland periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its latest Annual Report on Form 10-K and its latest Quarterly Report on Form 10-Q, copies of which may be obtained from www.sec.gov. Borland is under no obligation to update its forward-looking statements. Information contained in our website is not incorporated by reference in, or made part of this press release.